Exhibit 11

                       AZTAR CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
              For the periods ended June 27, 1996 and June 29, 1995
         ---------------------------------------------------------------
                      (in thousands, except per share data)


                                          Second Quarter          Six Months
                                        ------------------- -------------------
                                          1996      1995      1996      1995
                                        --------- --------- --------- ---------
Net income                             $      40  $    525  $    809  $  2,485
Deduct: preferred stock dividend
  (net of income taxes credited to
  retained earnings)                        (164)     (154)     (324)     (312)
                                        --------- --------- --------  --------

Net income applicable to computation    $   (124) $    371  $    485  $  2,173
                                        ========  ========  ========  ========
Weighted average common shares
  assuming no dilution                    38,411    38,026    38,348    37,837
   Common equivalent shares
    Additional shares applicable to
      stock options based on the
      weighted average market price        1,283     1,093     1,116     1,015
                                        --------  --------  --------  --------
Weighted average common shares
  applicable to net income per
  common and common equivalent share      39,694    39,119    39,464    38,852

    Additional shares applicable to
      stock options based on the market
      close price at the end of the period    23        24       207       140

   Conversion of preferred stock at
    the stated rate                          967     1,002       973     1,005
                                        --------  --------  --------  --------
Weighted average common shares
  assuming full dilution                  40,684    40,145    40,644    39,997
                                        ========  ========  ========  ========

Net income per common and common
  equivalent share                      $     --  $    .01  $    .01  $    .06

Net income per common share assuming
  full dilution                         $     --  $    .01  $    .01  $    .05